Exhibit 99.3

StorageTek
Q3 2003 Conference Call
Script of Prepared Remarks of Bobby Kocol

Our third quarter demonstrates again the consistent delivery of positive results, in what are improving, but still challenging times. Thirds quarter revenues of $520 million were up 4% over last year, and contributed to earnings of $.28 per share, a 27% improvement over Q3 of last year. We’re now into our fourth consecutive year of delivering improved earnings over the same quarter of the prior year. We continued to drive expansion in our operating margins as well as fortify an already strong balance sheet. We had another excellent quarter in generating cash and are closing in on a billion dollars in cash and investments. On a year-to-date basis, revenue is up 5%, and net income has grown nearly 60%. Three quarters into the year, we remain on track to delivering the financial results we anticipated entering 2003.

Third quarter Product sales were $312 million. Year over year, tape sales were up slightly to $241 million. Disk sales grew 14% to $38 million, and network sales were relatively flat in dollars at $24 million. Sixty percent of our combined tape and disk sales were in the open systems environment as we continue to focus our efforts in the larger UNIX and NT markets. Last year, it was closer to 50% of the total. Service revenue of $208 million grew 7% over the prior year, and is up 11% year-to-date. Services remain about 40% of our revenue base, and continue to be a very important and predictable revenue stream that provides solid margins and cash flow.

Geographically, North American represented approximately 55% of the total worldwide revenue, Europe was approximately a third, while the Pac Rim and Latin America made up the remainder. North American revenues were up 2% year over year. European revenues, aided by the weak dollar, grew 6% over the same period last year, as reported, but were down 4% in constant currencies. We had revenue growth of 15% in the Pacific Rim on a reported basis, 7% in constant currencies. And Latin America revenues were up 28% as reported, 25% in constant currencies. Overall, on a consolidated basis, excluding our hedging activities, currency impacts were favorable to revenue on a year-over-year basis by about three and a half points. Revenues through our indirect channels grew 7% over Q3 of last year, and were 46% of total product sales.

While the third quarter revenue was pretty much in line with historical patterns on a sequential basis, the key question in front of us now is how much of a budget flush there will be in the fourth quarter. Historically, the fourth quarter has been the strongest in revenue for StorageTek, and that should continue again this year. In the past two years, we’ve had sequential growth in total revenue from the third to fourth quarter, net of currency impacts, in the mid teens. Domestically, it appears the economy has stabilized, and we are beginning to see a recovery, although mild at this time. But we still have certain geographical areas facing difficult economic environments. However, our sales channels are gaining strength and our product offerings are gaining momentum. Having said that, we’re still anticipating sequential growth in total revenue on a percentage basis, from Q3 to Q4, to be in the mid teens. A continuation of expense controls and business disciplines should allow us to deliver solid bottom line results in the quarter.

We are pleased with another quarter of margin expansion. Third quarter “total” gross margins were 46%. “Product” margins for the third quarter at 47% improved by 160 basis points over last years’ levels, and 140 basis points sequentially. As we’ve indicated in the past, product and channel mix are the key drivers at the gross margin level. A larger contribution of direct sales which are more enterprise class solutions contributed to the sequential gains in product margins in Q3. As we continue our focus on penetrating the UNIX and NT markets, a higher percentage of product sales should come through our indirect channels, which typically carry lower margins. While this will apply pressure at the gross margin level, it should increase volumes and a net positive benefit should come through additional operating margins. We continue to realize benefits through operational efficiencies and our ongoing cost reduction activities. Going forward, product mix and channel mix will continue to be the key drivers of product margins. Likewise, managing inventory and manufacturing capacity levels will also have an impact. Fourth quarter product margins should be slightly better than Q3 levels, and for the full year be about a 150 basis point improvement over last year.

Service margins for the quarter were 43%. The mix between maintenance and professional services remained the same as last quarter. We anticipate service margins in the fourth quarter to be similar to Q3 levels. Total operating expenses for the third quarter were $195 million. R&D expenditures were $50 million, and should remain relatively flat to current levels in the fourth quarter. SG&A along with other income and expenses were $145 million, and as we’ve indicated throughout the year, should be similar to 2002 on an annualized basis, that being around 27 to 28% of revenue. And finally, net interest income and expense added about $2 million to pre-tax earnings in Q3.

Moving to the balance sheet, here again, we continue to strengthen our financial position. Cash and investments increased $122 million in the quarter to $928 million, nearly a 70% increase from a year ago. Cash flow from operations was $117 million in the quarter. Year to date, we have generated a quarter of a billion dollars of cash flow from operations. Depreciation and amortization was $22 million for the quarter, and capital expenditures were $11 million. We had a nine day, or 10% improvement in DSO from Q3 of last year. Inventory levels decreased $7 million, or 6%, to $115 million. Inventory turns were 5.7, up slightly from the 5.5 turns we had last quarter. All in all, the balance sheet continues to get stronger and provides us the financial strength and flexibility to further invest in technologies, solutions, and distribution capabilities. We’re extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

In summary, we continue to manage our business as prudently as possible given the challenging markets. We’re in the fourth year of delivering improved earnings over the prior year’s quarter. Year to date, operating margins have improved over 200 basis points from last year, as we continue to uncover and unleash more of the trapped profitability in our business. Year to date, operating profit has increased 58%, and earnings per share 52%, over the prior year. We are well within reach to deliver the guidance we laid out at the beginning of the year to achieve net income in the range of $125 to $135 million. Our cash and investments have increased over 40%, or $270 million since the beginning of the year. And despite tough economies and challenging market conditions, we are moving forward with a concise focus and increasing momentum.